CONSULTING AGREEMENT

This Consulting Agreement made and entered into as of this 4th day of February, 2010, by and between Russell B. Pace, Jr. (“Pace”) and Future Gas Holdings, Ltd (“Buyer”).

WHEREAS, Buyer and JBM Energy Company, LLC (“JBM”) have entered into a Coal Buy and Sell Agreement, and Buyer and Pace have entered into a Mineral Buy and Sell Agreement and a Stock Agreement, all such agreements of even date herewith,

NOW, THEREFORE, as additional consideration for the execution of the aforesaid Agreements and of the covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
Pace agrees to provide consulting services to Buyer concerning the coal property conveyed to Buyer by JBM and the other minerals conveyed to Buyer by Pace, upon the terms and conditions hereinafter set forth.

2.	Buyer agrees to pay Pace the following cash payments in U.S. Dollars:

a.
Five Thousand U.S. Dollars ($5,000) on the first day of the month following the closing date under the Coal Buy and Sell Agreement, and on the first day of each following month during the term hereof or until terminated.  For this guaranteed payment each month, Pace agrees to make himself available to perform consulting services to Buyer five (5) days during each such month.

b.
Buyer has the option to require Pace to perform consulting services for up to an additional five (5) days during each month, in which event Buyer agrees to pay Pace an additional One Thousand U.S. Dollars per day for the additional services performed.

c.
If Buyer wanted Pace to perform services in excess of ten (10) days per month, it would be Pace's option as to whether or not to perform such additional services, and over what additional period of time; if Pace elected to perform such additional services Pace agrees that Buyer would pay him only Five Hundred U.S. Dollars ($500) per day for such additional time.

3.	In addition to the fees for services paid to Pace under paragraph 2 above, Buyer agrees to reimburse Pace for the following expenses incurred by Pace in the performance of his consulting services:
a.
All travel expenses incurred by Pace for travel authorized by Buyer, including coach airfare and fees, train, rental car or personal car at the rate of 50 cents per mile, taxi, gas, hotel, meals, and other legitimate travel expenses; and

b.	Entertainment for business purposes if authorized by Buyer; and
c.
An allowance of Five Hundred U.S. Dollars ($500) per month for office and secretarial services and expenses, including supplies, telephone, fax, etc.  The $500 allowance shall be  paid to Pace on the first day of each month hereunder.

d.
To support the reimbursement of the expenses under 3.a. and 3.b. above, Pace will provide Buyer with receipts and documentation to support such expense.  Buyer shall reimburse Pace within ten (10) days following receipt by Buyer of Pace's billing and documentation.

4.
Buyer will use its good faith efforts to advise Pace at least two (2) weeks in advance when Buyer wishes Pace to provide his consulting services and to travel on Buyer's behalf.  Pace agrees to make every good faith effort to make himself available upon receipt of such 2 weeks notice and at other times subject to his prior commitments.  If Pace gives Buyer notice of  his personal travel plans prior to receiving Buyer's 2 weeks advance notice, Buyer agrees to respect Pace's personal travel plans.  If Buyer's and Pace's schedules conflict, Pace agrees to act in utmost good faith in an attempt to resolve the conflict in Buyer's favor if important Buyer interests are involved.

5.
This Consulting Agreement shall take effect upon the closing of the Coal Buy and Sell Agreement and the Mineral Buy and Sell Agreement, and shall remain in effect for a period of One (1) year thereafter, subject to the right and option of Pace to extend this Consulting Agreement for two (2) successive one (1) year terms by giving written notice to Buyer of his exercise of this option sixty (60) days prior to the expiration of the initial one (1) year term or of any extended term.  Pace's rights to further compensation under this Consulting agreement shall terminate however, if the Coal Buy and Sell Agreement is terminated by either party as authorized under said Coal Buy and Sell Agreement.

6.	BREACH; REMEDIES
a.
Buyer’s Breach:  In the event that Buyer fails to timely pay to Pace any payment due hereunder, or fails to perform any agreement, covenant, representation or warranty under this Consulting Agreement, Pace may at Pace’s option (i) deem this Consulting Agreement terminated, null, void and of no further force and effect at which time Buyer shall have no further rights or liabilities under this Consulting Agreement, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitations, an action for specific performance.

b.
Pace's Breach: In the event the Pace fails to perform any agreement, covenant, representation or warranty under this Consulting Agreement, and Buyer is at that time ready, willing and able to perform all obligations by Buyer to be performed, Buyer may at Buyer’s option: (i) deem this Consulting Agreement terminated, null, void and of no further force or effect, at which time Pace shall have no further rights or liabilities under this Consulting Agreement, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitation, an action for specific performance.

7.	INTEGRATIONS; SURVIVAL OF WARRANTIES; AMENDMENT

Buyer incorporates into this Consulting Agreement and hereby makes a part hereof all of the "Representations and Warranties of Buyer on set forth in paragraph 9 of the Coal Buy and Sell Agreement between Buyer and JBM Energy Company, LLC of even date herewith.  Unless otherwise agreed in writing, this Consulting Agreement represents the entire understanding of the parties with respect to the subject matter referenced, and supersedes all prior understandings and agreements heretofore made by and between the parties; provided that the parties’ respective warranties and representations shall survive execution of this Consulting Agreement.  Neither this Consulting Agreement nor any provision hereof may be amended, waived, modified or discharged except by an agreement in writing signed by all parties.

8.	ATTORNEY’S FEES

In the event of any litigation to construe and/or enforce the terms of this Consulting Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney’s fees and costs in addition to any other damages or relief to which such party may be entitled.

9.	FACSIMILE SIGNATURES
Both parties agree that facsimile signatures by any party will be treated as original signatures for the purpose of this transaction.

10.	NOTICES

Any and all notices required under this Consulting Agreement shall be in writing and shall be served upon the respective parties at the addresses shown below or to such other address as the parties may designate by written notice to the other.

PACE: BUYER:

Russell B. Pace, Jr.                                            Future Gas Holdings, Ltd
2139 Bybee’s Church Road                               P.O. Box 556, Main Street
Palmyra, VA  22963                                          Charletstown, Nevis
                                                                                  Director: Roger Knox

Any notice to be given under this Consulting Agreement shall be sent by:
a.	Certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) business days after deposit, postage prepaid in the United States Mail; or
b.	a nationally recognized overnight courier, in which case notice shall be deemed delivered three (3) business days after deposit with that courier.

11.	EXECUTION IN COUNTERPARTS; TELEFACSIMILE SIGNATURES

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; and the parties may execute copies sent by telefacsimile, and return signed copies by telefacsimile.  Copies signed and returned by telefacsimile shall be deemed and considered executed counterparts, but a party executing a copy and transmitting same by telefacsimile shall promptly mail or overnight to the other parties copies bearing the transmitting party’s original signature.

12.	TIME IS OF THE ESSENCE
Time is of the essence in this Consulting Agreement.

13.	CONFIDENTIALITY

Pace and Buyer shall not disclose any terms or provisions of this Consulting Agreement to any other persons except to professionals who require such information in the performance of this Consulting Agreement, and both parties will treat all information disclosed to it as confidential information and will not make further disclosure to third parties without the consent of the disclosing party.

Executed as of this 4th day of February, 2010.

PACE: BUYER:

Future Gas Holdings, Ltd

__________________________________________________
Russell B. Pace, Jr.Roger Knox
IndividuallyDirector